CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our report, dated July 25, 2008, for the Evergreen Market Index Fund, Evergreen Market Index Growth Fund and Evergreen Market Index Value Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG, LLP

Boston, Massachusetts

September 26, 2008